Exhibit 10.1
SEPARATION AGREEMENT AND
GENERAL MUTUAL RELEASE OF CLAIMS
     This Separation Agreement and General Mutual Release of Claims dated as of June 15, 2007 (this “Agreement”) is made between Save the World Air, Inc. (the “Company”) and Bruce H. McKinnon, an individual (“McKinnon”). The Company and McKinnon are sometimes referred to collectively herein as the “Parties”.
     WHEREAS, McKinnon wishes to resign as Chief Executive Officer (“CEO”) of the Company, for personal reasons; and
     WHEREAS, the Company wishes to accept the resignation of McKinnon as CEO of the Company; and
     WHEREAS, the Parties wish to provide for clarity, finality and certainty as to the basis for McKinnon’s resignation, and the terms of cash and non-cash compensation to which McKinnon is entitled following such resignation; and
     WHEREAS, McKinnon wants to release any and all claims that he may have or which exist, or may exist, by him against the Company, known and unknown, including but not necessarily limited to, all known and unknown claims arising out of McKinnon’s service to the Company as CEO of the Company or any subsidiary thereof (individually, a “Subsidiary” and collectively the “Subsidiaries”) except as specifically provided for herein; and
     WHEREAS, the Company wants to release any and all claims that it may have or which exist, or may exist, by it against McKinnon, known and unknown, including, but not necessarily limited to, all known and unknown claims arising out of McKinnon’s service to the Company as CEO of the Company or any Subsidiary thereof, except as specifically provided for herein;
     THEREFORE, in consideration of the promises in this Agreement, the adequacy of which is acknowledged, the Parties agree as follows:
     1. Resignation
     1.1 Resignation as CEO. McKinnon hereby tenders his resignation as Chief Executive Officer of the Company and each Subsidiary under that certain Employment Agreement dated October 5, 2005 between the Company and McKinnon (the “Employment Agreement”), such resignations to take effect upon the appointment by the Board of Directors of the Company (the “Board”) of his successor, but in no event later than July 31,2007.
     1.2 Resignation from Other Offices. McKinnon hereby tenders his resignation from any and all other offices he holds with the Company and each Subsidiary, other than the office of President of the Company, such resignations to take effect upon the appointment by the Board of his successor, but in no event later than July 31, 2007. Mr. McKinnon is not tendering his resignation as President of the Company and shall continue to serve as President of the Company, with all the rights, privileges, prerogatives and responsibilities attendant thereto, including without limitation, compensation therefor, until he has resigned, been removed by the Board or the Employment Agreement has terminated.
     1.3 Resignation as Director. McKinnon hereby tenders his resignation as a director of each Subsidiary effective July 31, 2007. McKinnon is not tendering his resignation as a director of the Company and shall continue to serve as a director of the Company with all the rights, privileges, prerogatives and responsibilities attendant thereto, including without limitation, compensation therefore.
     2. Compensation
2.1	No Reduction in Salary. Notwithstanding the provisions of Section 1 above, each component of McKinnon’s compensation under the Employment Agreement shall remain unchanged for the period commencing the date hereof and continuing thereafter to and including December 31, 2007 (the “Remaining Term”), which period constitutes the remaining term of the Employment Agreement, all such amounts to be paid in accordance with the Company’s normal pay policies applicable to senior officers of the Company; provided, however, that the Company may not declare a moratorium on any payment hereunder to McKinnon as part of cash management by the Company, or any other reason, without McKinnon’s prior written consent. All compensation under the Employment Agreement that has been accrued but is, as of the date of this Agreement unpaid, as well as all subsequent payments that may become accrued and not paid, shall be paid to McKinnon as soon as reasonably practicable, taking into account the Company’s available cash and other operating requirements, but in no event shall such sums be paid later than the first to occur of (i) the consummation of a financing transaction in which at least $2,000,000. gross proceeds are received by the Company and (ii) August 31, 2007 All sums paid hereunder shall be subject to appropriate withholding as required by applicable laws and regulations.

2.2	Compensation. Pursuant to the Employment Agreement, McKinnon shall remain eligible for and be entitled to any additional amounts, in the form of cash or non-cash compensation, as the Compensation Committee of the Board, or the Board, may determine, in their sole and absolute discretion, or nothing as the Compensation Committee of the Board or the Board may determine.

2.3	Other Benefits. McKinnon shall be entitled to all other benefits not expressly provided for herein, pursuant to the Employment Agreement for the Remaining Term.
     3. Claims
     3.1 Waiver of Claims. McKinnon acknowledges that the consideration provided for pursuant to Section 2 of this Agreement is provided to him in full and complete satisfaction and discharge of any and all claims that he may have against the Company, its parents, subsidiaries, directors, officers and agents, whether asserted or unasserted, known or unknown, occurring up to and including the date of execution of this Agreement. The Company acknowledges that McKinnon’s agreements and releases set forth in this Agreement are provided to the Company in full and complete satisfaction and discharge of any and all claims that the Company, its parents, subsidiaries, directors, officers and agents may have against McKinnon, whether asserted or unasserted, known or unknown, occurring up to and including the date of execution of this Agreement.
     3.2 Section 1542. With respect to the waivers set forth in Section 3.1 above, the Parties and each of them acknowledges and expressly waives any and all rights he or it may have under California Civil Code Section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.
     3.3 No Other Relief. Each of the Parties understands and agrees that all other entities released herein shall neither make nor cause to be made any additional relief to the other Party, except as specifically referenced herein. Should any third party, including any state or federal agency, bring any action or claim against the Company on McKinnon’s behalf, either collectively or individually, McKinnon acknowledges and agrees that this Agreement provides him with full relief and that he will not request any other relief. Should any third party, including any state or federal agency, bring any action or claim against McKinnon on the Company’s behalf, either collectively or individually, the Company acknowledges and agrees that this Agreement provides it with full relief and that it will not request any other relief.
     3.4 Indemnification by the Company. The Company agrees to indemnify and hold McKinnon harmless from any “Damages” (as defined in Section 3.7 below) which McKinnon suffers as a result of the agreements made in the Employment Agreement, this Agreement or anything else arising from, or in connection with, McKinnon’s service as an employee of the Company.
3.5	Indemnification by McKinnon. McKinnon agrees to indemnify and hold the Company harmless from any Damages which the Company suffers as a result of the agreements made in the Employment Agreement, this Agreement or anything else arising from, or in connection with, McKinnon’s service as an employee of the Company.

3.6	3.6 Statutory Indemnification. Notwithstanding anything to the contrary contained in Sections 3.4 or 3.5 of this Agreement, McKinnon shall be entitled to indemnification in accordance with laws of the state of Nevada, and the Articles of Incorporation and Bylaws of the Company, to the fullest extent provided by law.
     3.7 Definitions. As used in this Section 3, the term “Damages” shall mean (i) the amount of any damages awarded against the Company in a judgment entered by any court of competent jurisdiction pursuant to which judgment a finding has been made, (ii) all amounts paid in settlement of any “Third Party Claim” (as defined below) and (iii) all legal fees and related costs incurred in connection with defending any Third Party Claim. As used in this Section 3, the term “Third Party Claim” shall mean any claim asserted by any person other than McKinnon and the Company, and shall also include claims asserted in the name of the Company in the nature of a derivative claim.

     4. Miscellaneous
     4.1 Nondisclosure. The Parties hereto agree to keep the terms of this Agreement and the transactions provided for herein strictly confidential, except as the same may be required to be disclosed under the Rules and Regulations of the United State Securities and Exchange Commission. No press release or other public statements shall be issued or made by either Party without the prior written consent of the other Party. The Parties further agree not to disparage each to any third person(s), either orally or in writing. The Parties acknowledge that irreparable harm would occur to the non-breaching Party if the other Party violates the terms of this paragraph 4, and, accordingly, the non-breaching Party may immediately seek legal and equitable relief, including without limitation injunctive relief, against the Party who breaches any provision of this paragraph 4.
     4.2 Severability. If any portion of this Agreement is void or deemed unenforceable for any reason, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force.
     4.3 Disputes: Applicable Law. Any dispute under this Agreement shall be resolved by meditation and, if such meditation is not successful, by arbitration pursuant to the rules of the Los Angeles Superior Court. This Agreement shall be interpreted in accordance with California law without regard to conflict of laws principles.
     4.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Faxed copies shall be effective and enforceable.
     4.5 Authorization. Each of the Parties and each of the individuals signing this Agreement on behalf of the Parties represents and warrants that the individuals executing this Agreement on behalf of the Parties have the capacity and have been duly authorized to execute this Agreement on behalf of the party so indicated. Each of the Parties shall indemnify the other parties to this Agreement, and hold the other harmless, for, from and against any and all damages, costs, attorneys’ fees, and other expenses, if the respective signatory executing on behalf of such party is not so authorized.
     4.6 Conflicts. In the event of any conflict between the provisions of the Employment Agreement and this Agreement, the provisions of this Agreement shall govern.
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     4.7 Entire Agreement. This Agreement constitutes the entire agreement of the Parties and that in executing this Agreement neither Party has relied upon any representation or statement not set forth herein with regard to the subject matter, basis, or effect of this Agreement. McKinnon represents that he has been given adequate time to consider this Agreement before executing it and that he executes this Agreement as his own free act and deed.
     WHEREFORE, the Parties, by their signatures below, acknowledge that there exist no other promises, representations, or agreements relating to this Agreement, except as specifically set forth herein and that they voluntarily enter into this Agreement with the intent to be legally bound thereby, as of the date first above written.

SAVE THE WORLD AIR, INC. (“Company”)

By

Name: Joseph Helleis
Title: Chairman of the Board

(“McKinnon”)

Bruce H. McKinnon